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                                INCOME MANAGERS TRUST
                                     SCHEDULE A

                                    INITIAL SERIES
                                    --------------

     Neuberger & Berman Cash Reserves Portfolio
     Neuberger & Berman Government Money Portfolio
     Neuberger & Berman Limited Maturity Bond Portfolio
     Neuberger & Berman Municipal Money Portfolio
     Neuberger & Berman Municipal Securities Portfolio
     Neuberger & Berman Ultra Short Bond Portfolio


                                  ADDITIONAL SERIES
                                  -----------------

     Neuberger & Berman New York Insured Intermediate Portfolio


     Dated:  February 2, 1996
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